Exhibit 10.2

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Nithya Desikan (“Executive”) and Rhythm Pharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into an employment offer letter agreement, dated as of September 13, 2017 (the “Offer Letter”) and an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, dated as of July 24, 2017 (the “Restrictive Covenants Agreement”);

WHEREAS, Executive’s employment with the Company terminated effective September 30, 2020 (the “Separation Date”);

WHEREAS, in connection with Executive’s termination of employment, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands (collectively, “Claims”) that Executive may have against the Company and any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”), including, but not limited to, any and all Claims arising out of or in any way related to Executive’s employment with or separation from the Company but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of the Vested Equity (as defined below) or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract, directors’ and officers’ insurance, the Company’s amended and restated certificate of incorporation or amended and restated bylaws or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described herein, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Termination. Executive’s employment with the Company terminated effective as of the Separation Date.  Effective as of the Separation Date, Executive ceased to serve as Chief Commercial Officer of the Company and in any other officer, employee, advisor or other position with the Company.

2.Payments and Benefits; Equity Awards.

(a)To the extent not already paid, the Company shall pay or provide to Executive the sum of: (i) the portion of Executive’s annual base salary earned through the Separation Date but not yet paid, (ii) any reimbursable expenses incurred by Executive as of the Separation Date and owed to Executive under the Company’s expense reimbursement policies, (iii) accrued but unused paid time off through the Separation Date, and (iv) any vested benefits accrued under any employee benefit plans, programs or arrangements of the Company as of the Separation Date, which shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b)Subject to Executive’s continued compliance with this Agreement and the Restrictive Covenants Agreement, Executive will receive the following payments and benefits:
(i)Executive will receive continued payment of Executive’s base salary at the rate in effect as of the Separation Date during the nine (9) months following the Separation Date (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date this Agreement becomes effective and irrevocable in accordance with Section 9 below and with the first installment to include any amount that would have been paid had this Agreement been effective and irrevocable on the Separation Date;
(ii)If Executive timely elects continued medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s covered dependents under the Company’s group health plans, then the Company shall pay or reimburse the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ medical insurance coverage in effect on the Separation Date until the earlier of (A) the end of the Severance Period and (B) the date Executive ceases to be eligible for COBRA continuation coverage for any reason.  Notwithstanding the foregoing, if at any time the Company determines  that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will not be obligated to make any such payments or reimbursements; and
(iii)Exhibit A to this Agreement sets forth each stock option (each, an “Option”) and restricted stock unit award of the Company held by Executive as of the Separation Date (collectively, the “Equity Awards”). Notwithstanding any contrary terms of the documents governing any Equity Award, the Parties agree that (A) each Equity Award will be deemed vested as of the Separation Date to the extent set forth on Exhibit A (such vested portion, the “Vested Equity” and the vested portion of each Option, a “Vested Option”); (B) each Vested Option that is an incentive stock option will remain outstanding and exercisable as set forth in the documents governing the Option; (C) each Vested Option that is a nonqualified stock option will remain outstanding and exercisable until the earlier of (x) the final expiration date of the Option set forth in the documents governing the Option and (y) March 31, 2021 (provided that the Option will remain subject to earlier termination in connection with a corporate transaction or event in accordance with the documents governing the Option); and (C) the portion of each Option that is shown on Exhibit A as unvested as of the Separation Date was forfeited and terminated for no consideration as of the Separation Date.

3.Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Releasees.  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of Executive’s or their respective heirs, family members, executors, agents and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)any and all Claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all Claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any Claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all Claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; and the Massachusetts Fair Employment Practices Act;

(e)any and all Claims for violation of the federal or any state constitution;

(f) any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any Claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)any and all Claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates, including without limitation the Massachusetts Payment of Wages Law; and

(i)any and all Claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release (i) Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation (including Executive’s right to receive an award for information provided to any such government agencies or entities), (ii) Executive’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), (iii) Claims for any state unemployment insurance benefits or disability insurance benefits pursuant to the terms of applicable state law, (iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (v) any other Claims that cannot be released by private agreement under applicable law, but only to the extent such Claims cannot be released under such law, (vi) Claims under this Agreement or with respect to her vested Option, and (vii) the Retained Claims.

4.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA, and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or Claims that may arise under the ADEA after the date Executive signs this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties expressly agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement by delivering written notice to the Chief Executive Officer of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5.Restrictive Covenants Agreement; Non-Disparagement; Return of Property.

(a)Executive acknowledges that Executive remains bound by the Restrictive Covenants Agreement, which is incorporated by reference herein as if re-executed along with this Agreement.
(b)Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.     The Company similarly agrees that it will instruct the current members of its board of directors and its current named executive officers to not disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 5(b) will prohibit disclosure of information that is required to be disclosed to enforce the terms of this Agreement or to comply with applicable law or order of a court or other regulatory body of competent jurisdiction.
(c)Executive represents and warrants that Executive has returned to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control at as of the Separation Date.

6.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

8.Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts, without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the substantive laws of any jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States. The venue for any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be in Suffolk County, Commonwealth of Massachusetts, and the Company and Executive each consent to the jurisdiction of such a court. The Parties waive any and all rights to a trial by jury with respect to any action arising hereunder.

9.Effective Date.  Executive has seven business days after Executive signs this Agreement to revoke it by delivering written notice to the Chief Executive Officer of the Company, and this Agreement will become effective upon expiration of such seven business day period, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

10.Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Restrictive Covenants Agreement or any other agreement between Executive and the Company or any of its subsidiaries (together, the “Subject Documents”): (a) Executive will not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies or entities.

11.Miscellaneous.  This Agreement represents the entire agreement of the Parties regarding the subject matter hereof and supersedes in their entirety any prior agreements, whether written or oral, regarding such subject matter, including the Offer Letter, provided for the avoidance of doubt, that the Executive’s obligations under the Restrictive Covenants Agreement shall survive and the agreements governing the Equity Awards shall continue in effect as modified hereby.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and all of the other Releasees as set forth in this Agreement.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Department of Treasury regulations (collectively, “Section 409A”).  For purposes of Section 409A, Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 9/30/2020	/s/ Nithya Desikan Nithya Desikan

RHYTHM PHARMACEUTICALS, INC.
Dated: 9/30/2020	By: /s/ David P. Meeker Name: David P. Meeker, M.D. Title: President and Chief Executive Officer

Exhibit A

Equity Awards

Grant Date	Award Type	Exercise Price	Vested Shares*	Unvested Shares**
August 8, 2017	Option	$6.88	62,735	35,226
February 14, 2018	Option	$25.79	38,125	22,875
February 13, 2019	Option	$29.78	26,250	43,750
February 14, 2020	Option	$17.87	10,000	70,000
June 30, 2020	RSUs	N/A	25,000	0

*Represents the number of shares of the Company’s common stock as to which the Equity Award is deemed to be vested as of the Separation Date.

**Represents the number of shares of the Company’s common stock as to which the Equity Award is deemed to be unvested, and forfeited for no consideration, as of the Separation Date.